Exhibit 10.39
COOPER CAMERON CORPORATION
Restricted Stock Unit Award Agreement
Effective Date: January 1, 2006
Target Minimum: [ ] Units
Target Maximum: [ ] Units
Below Target Could Result in Zero Units Awarded
This AWARD AGREEMENT (the “Award Agreement”) is between the employee listed on the attached Notice of Grant of Award (“Participant”) and Cooper Cameron Corporation (the “Company”), in connection with the Restricted Stock Unit Award granted to Participant by the Company (the “Award”).
This Award covers the performance period from January 1, 2006 through December 31, 2006. This Award is performance based and, as a result, the ultimate number of actual units earned under the Award and the actual value of the Award will range between 0 and 200% of the target award, based on the Company’s financial attainment under the annual Management Incentive Compensation Plan (“MICP”) as determined on the date that the Compensation Committee of the Board of Directors approves the attainments under the MICP.
     1. Effective Date and Issuance of Restricted Stock. The Company hereby grants to the Participant, on the terms and conditions set forth herein, an award of Restricted Stock Units. This Restricted Stock Unit Award is a commitment to issue one Share of Cooper Cameron common stock (“Share”) for each share of restricted stock units actually earned. If Participant completes, signs, and returns one copy of the Award Agreement to the Company in Houston, Texas, U.S.A., this Award Agreement will become effective as of January 1, 2006.
     2. Terms Subject to the Plan. This Award Agreement is expressly subject to the terms and provisions of the Company’s Equity Incentive Plan (the “Plan”), as indicated in the Notice of Grant of Award. A copy of the Plan is available upon request from the Corporate Secretary’s office. In the event there is a conflict between the terms of the Plan and this Award Agreement, the terms of the Plan shall control.
     3. Vesting Requirement. The Award shall become vested in three installments as follows: 12.5% on February 28, 2007, 12.5% on February 28, 2008 and, 75% on February 28, 2009 (each a “Vesting Date”), provided the Participant remains continuously employed by the Company or a subsidiary from the date hereof until each such Vesting Date. If this service requirement is not satisfied, the Award (or remaining unvested portion thereof) shall be immediately forfeited and no Shares (or not more Shares) will be delivered. All Restricted Stock Units as to which the vesting requirements of this Section 3 have been satisfied shall be payable in accordance with Section 5 hereof and Appendix A attached hereto.

     4.Termination of Employment.
     Notwithstanding the foregoing:
     (a) If the Participant’s employment voluntarily terminates at age 60 or older for reasons other than cause, and the Participant has at least ten years of service with the Company, any unvested Restricted Stock Units (RSU) shall continue to vest according to the terms of the RSU Award; except that if such termination occurs within one year from the effective date of the Award, the number of RSUs that will continue to vest shall be reduced to be proportionate to that portion of the year between such effective date and the date of termination. The balance of the Award shall be immediately cancelled.
     (b) If the Participant’s employment terminates by reason of the death or long-term disability (as defined in Company plans) of the Participant, the Award shall be immediately vested and payable in full as of the date of death or the date of such termination; except that if such death or termination occurs within one year from the effective date of the Award, the number of RSUs that will vest in full shall be reduced to be proportionate to that portion of the year between the effective date of the Award and the date of death or long-term disability. The balance of the Award shall be immediately cancelled.
     (c) If the Participant’s employment terminates by reason of a workforce reduction, the Award shall be immediately vested and payable in full as of the date of such termination; except that if such termination occurs within one year from the effective date of the Award, the number of RSUs that will vest in full shall be reduced to be proportionate to that portion of the year between such effective date and the date of termination. The balance of the Award shall be immediately cancelled.
     (d) If the Participant’s employment terminates for reasons other than for those addressed in the previous three subsections, no additional RSUs shall vest for the benefit of the Participant after the termination date.
     5. Change of Control.
     (a) Except as provided by Section 11.2 of the Plan, upon a “Change of Control” of the Company, the Award granted hereunder shall immediately and fully vest.
     (b) “Change of Control” for the purposes of this Award, shall mean the earliest date on which:
(i)	any Person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s outstanding voting securities, other than through the purchase of voting securities directly from the Company through a private placement; or
(ii)	individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board shall from and after such election be deemed to be a member of the Incumbent Board; or
(iii)	a merger or consolidation involving the Company or its stock, or an acquisition by the Company, directly or indirectly or through one or more subsidiaries, of another entity or its stock or assets in exchange for the stock of the Company unless, immediately following such transaction less than 50% of the then outstanding voting securities of the surviving or resulting corporation or entity will be (or is) then beneficially owned, directly or indirectly, by all or substantially of the individuals and entities who were the beneficial owners of the Company’s outstanding voting securities immediately prior to such transaction (treating, for purposes of determining whether the 50% continuity test is met, any ownership of the voting securities of the surviving or resulting corporation or entity that results from a stockholder’s ownership of the stock of, or their ownership interest in, the corporation or other entity with which the Company is merged or consolidated as not owned by persons who were beneficial owners of the Company’s outstanding voting securities immediately prior to the transaction).
(iv)	a tender offer or exchange offer is made and consummated by a Person other than the Company for the ownership of 20% or more of the voting securities of the Company then outstanding; or
(v)	all or substantially all of the assets of the Company are sold or transferred to a Person as to which (a) the Incumbent Board does not have authority (whether by law or contract) to directly control the use or further disposition of such assets and (b) the financial results of the Company and such Person are not consolidated for financial reporting purposes.
     Anything else in this definition to the contrary notwithstanding, no Change of Control shall be deemed to have occurred by virtue of any transaction which results in the Participant, or a group of Persons which includes the Participant, acquiring more than 20% of either the combined voting power of the Company’s outstanding voting securities or the voting securities of any other corporation or entity which acquires all or substantially all of the assets of the Company, whether by way of merger, consolidation, sale of such assets or otherwise.
     6. Payment of Award. Payment of vested Restricted Stock Units shall be made within 30 days following the satisfaction of the vesting requirement under Section 3 hereof for each respective Vesting Date (or following any accelerated vesting under Section 4 hereof). The Shares which the Award entitles the Participant to receive shall be paid to the Participant, after deduction of the number of Shares the Fair Market Value, as defined in the Plan, of which equals the applicable minimum statutory withholding taxes.
     7. Restrictions on Transfer. Except as provided by the Plan, neither this Restricted Stock Unit Award nor any Restricted Stock Units covered hereby may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to the Company as a result of forfeiture of the units as provided herein.
     8. No Voting Rights. The Restricted Stock Units granted pursuant to this Award, whether or not vested, will not confer any voting rights upon the Participant, unless and until the Award is paid in Shares.
     9. Changes in Capitalization. The Restricted Stock Units under this Award shall be subject to the provisions of the Plan relating to adjustments to corporate capitalization.
     10. Covenant Not To Compete, Solicit or Disclose Confidential Information.
     (a) The Optionee acknowledges that the Participant is in possession of and has access to confidential information, including material relating to the business, products or services of the Company and that he or she will continue to have such possession and access during employment by the Company. The Participant also acknowledges that the Company’s business, products and services are highly specialized and that it is essential that they be protected, and, accordingly, the Participant agrees that as partial consideration for the Award granted herein that should the Participant engage in any “Detrimental Activity,” as defined below, at any time during his or her employment or during a period of one year following his or her termination the Company shall be entitled to: (i) recover from the Optionee the value of any portion of the Award that has been paid; (ii) seek injunctive relief against the Participant; (iii) recover all damages, court costs, and attorneys’ fees incurred by the Company in enforcing the provisions of this Award, and (iv) set-off any such sums to which the Company is entitled hereunder against any sum which may be owed the Participant by the Company.
     (b) “Detrimental Activity” for the purposes hereof, other than with respect to involuntary termination without cause, termination in connection with or as a result of a “Change of Control” (as defined in Section 10(b) hereof), or termination following a reduction in job responsibilities, shall include: (i) rendering of services for any person or organization, or engaging directly or indirectly in any business, which is or becomes competitive with the Company; (ii) disclosing to anyone outside the Company, or using in other than the Company’s business, without prior written authorization from the Company, any confidential information including material relating to the business, products or services of the Company acquired by the Optionee during employment with the Company; (iii) soliciting, interfering, inducing, or attempting to cause any employee of the Company to leave his or her employment, whether done on Optionee’s own account or on account of any person, organization or business which is or becomes competitive with the Company, or (iv) directly or indirectly soliciting the trade or business of any customer of the Company. “Detrimental Activity” for the purposes hereof with respect to involuntary termination without cause, termination in connection with or as a result of a “Change of Control”, or termination following a reduction in job responsibilities, shall include only part (ii) of the preceding sentence.

     11. Employment. This Award Agreement is not an employment agreement. Nothing contained herein shall be construed as creating any employment relationship.
     12. Notices. All notices required or permitted under this Agreement shall be in writing and shall be delivered personally or by mailing the same by registered or certified mail postage prepaid, to the other party. Notice given by mail as below set out shall be deemed delivered at the time and on the date the same is postmarked.
     Notices to the Company should be addressed to:
Cooper Cameron Corporation
1333 West Loop South, Suite 1700
Houston, Texas 77027
Attention: Corporate Secretary
Telephone: 713-513-3322
     13. Tax Withholding. Participant agrees that as a condition to the payment of the Award hereunder, any Shares issued under this Award shall be reduced by the number of Shares of the Fair Market Value of which equals the amounts required to be withheld or paid with respect thereto under all applicable federal, state and local taxes and other laws and regulations that may be in effect as of the date of each such payment (“Tax Amounts”.)